                                                                      Exhibit 12

                           DOMINION RESOURCES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (millions, except ratios)


                                     Twelve Months
                                  Ended September 30,                    Twelve Months Ended December 31,
                                                         ------------------------------------------------------------------
                                        1999**             1998          1997*          1996          1995          1994
                                        ----               ----          ----           ----          ----          ----
Net Income                         $          287.4  $    535.6    $    399.2     $    472.1    $    425.0    $    478.2
Add: Income Taxes                             277.5       306.0         233.0          219.3         187.1         180.1
                                  ---------------------------------------------------------------------------------------
Total                                         564.9       841.6         632.2          691.4         612.1         658.3
                                  ---------------------------------------------------------------------------------------

Fixed Charges:

Interest charges                              520.8       614.4         640.8          399.8         390.1         364.5
Estimated Interest Factor of
  Rents Charged to Operating
  Expenses, Clearings, and
  Other Accounts                                9.0         6.0           7.8            5.6           5.9           6.5
                                  ---------------------------------------------------------------------------------------
Total Fixed Charges                           529.8       620.4         648.6          405.4         396.0         371.0
                                  ---------------------------------------------------------------------------------------

Earnings as Defined                $        1,094.7  $  1,462.0    $  1,280.8     $  1,096.8    $  1,008.1    $  1,029.3
                                  ---------------------------------------------------------------------------------------

Ratio of Earnings to Fixed Charges             2.07        2.36          1.97           2.71          2.55          2.77
                                  =======================================================================================


*Net income for the twelve months ended December 31, 1997 includes the one time charge of $156.6 million for the windfall profits tax levied by the U.K. government. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 1997 of 2.22x.

**Net income for the twelve months ended September 30, 1999 includes the one time charge of $254.8 million for the write off of regulatory assets. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended September 30, 1999 of 2.55x.